Exhibit 5.1

Central Pacific Financial Corp.

September 4, 2009

Central Pacific Financial Corp.
220 South King Street,
Honolulu, Hawaii 96813

Ladies and Gentlemen:

I am the General Counsel of Central Pacific Financial Corp., a Hawaii corporation (the “Company”), and in such capacity I am charged with general supervisory responsibilities for the legal affairs of the Company and its subsidiaries.  I am furnishing this opinion in connection with the registration statement on Form S-3 (Registration No. 333-157166) of the Company filed on February 3, 2009 with the Securities and Exchange Commission (the “Commission” ), as amended at the time each part of such registration statement became effective (the “Registration Statement” ), and the Prospectus Supplement dated September 4, 2009 (the “Prospectus Supplement”) to the Prospectus dated February 23, 2009 (together, the “Prospectus”) of the Company filed with the Commission, relating to the issuance and sale by the Company, from time to time through or to the agents, of the Company’s common stock, no par value per share (the “Shares”), having an aggregate offering price of up to $15,000,000 pursuant to a distribution agreement dated September 4, 2009 (the “Distribution Agreement”) among the Company, Sandler O’Neill & Partners, L.P. and RBC Capital Markets Corporation.

In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of:

(i)  the Restated Articles of Incorporation of the Company, as presently in effect;

(ii)  the Restated Bylaws of the Company, as presently in effect; and

(iii)  certain resolutions adopted by the Board of Directors of the Company relating to the issuance and sale of the Shares and related matters.

In addition, I have made inquiries of appropriate personnel at the Company and examined the originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof as to such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

I am a member of the Hawaii Bar and for purposes of this opinion do not express any opinion as to the laws of any jurisdiction other than the Federal laws of the United States and the laws of the State of Hawaii.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth in this letter, I am of the opinion that the Shares have been duly authorized and, when and if issued and delivered and paid for in accordance with the terms of the Distribution Agreement, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of changes of the facts stated or assumed herein or any subsequent changes in applicable law.

I hereby consent to the filing of a copy of this opinion as Exhibit 5.1 to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement, and to the reference to this opinion under the heading “Validity of Common Stock” in the Prospectus Supplement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Glenn K.C. Ching

Glenn K.C. Ching
General Counsel